Exhibit 3.1

                           CERTIFICATE OF AMENDMENT OF
                            ARTICLES OF INCORPORATION
                                       OF
                             ADEPT TECHNOLOGY, INC.

The undersigned, Robert H. Bucher and Tamara Thompson, do hereby certify that:

1. They are the duly elected and acting Chief Executive Officer and Secretary, respectively, of Adept Technology, Inc., a California corporation.

2. Pursuant to Section 907 of the California Corporations Code, Article III of the corporation's Articles of Incorporation is hereby amended and restated in its entirety to read as follows:

                                      "III

                  A. The corporation is authorized to issue 15,000,000 shares of its capital stock, which shall be divided into two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock".

                  B. The total number of shares of Common Stock that the corporation is authorized to issue is 14,000,000 and the total number of shares of Preferred Stock that the corporation is authorized to issue is 1,000,000.

                  C. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation is authorized to determine or alter the rights, preferences, privileges, and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock, and within the limitations or restrictions stated in any resolution or resolutions initially fixing the number of shares constituting any series of Preferred Stock, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series, to determine the designation and par value of any series and to fix the number of shares of any series. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                  D. Upon the date of the filing of this Certificate of Amendment with the California Secretary of State (the "Effective Date"), the issued and outstanding Common Stock of the corporation will be reverse split on a five to one basis so that each five shares of Common Stock, issued and outstanding immediately prior to the Effective Date, shall automatically be converted into and reconstituted as one share of Common Stock (the "Reverse Split"). No fractional shares will be issued by the corporation as a result of the Reverse Split. In lieu of any fractional shares to which a holder would be otherwise entitled, the corporation shall pay cash equal to such fraction multiplied by the fair market value of one share (post reverse-split), as determined by the Board of Directors of the Corporation."
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3. The foregoing amendment to the Articles of Incorporation has been duly approved by the corporation's Board of Directors and has been duly approved by the required vote of shareholders of the corporation in accordance with Sections 902 and 903 of the California Corporations Code at the Annual Meeting of Shareholders, the record date for which was September 24, 2004. The total number of outstanding shares of the corporation entitled to vote as of the record date for the Annual Meeting was 30,071,482 shares of Common Stock and zero shares of Preferred Stock. The total number of shares of Common Stock voting in favor of the Certificate of Amendment equaled or exceeded the vote required. The percentage vote required under the law and the Articles of Incorporation in effect at the time of the amendment was more than 50% of the outstanding shares of Common Stock.

         The undersigned declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Amendment are true and correct to their knowledge.

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




         Executed at Livermore, California on February 18, 2005.





                                  /s/ Robert H. Bucher
                                  ----------------------------------
                                  By:      Robert H. Bucher
                                  Title:   Chief Executive Officer


                                  /s/ Tamara Thompson
                                  ----------------------------------
                                  By:      Tamara Thompson
                                  Title:   Secretary





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